UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 19, 2006

NEUROBIOLOGICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23280	94-3049219
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 595-6000

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 19, 2006, the Compensation Committee of the Board of Directors of Neurobiological Technologies, Inc. (the “Company”) approved (i) increases in the base salary to be paid to each of the Company’s executive officers, and (ii) annual bonus awards to be paid in the first quarter of fiscal 2007. The revised base salary and bonus awards for each executive officer are set forth below.

Name	Title	Base Salary(1)		Bonus Paid(2)
Paul E. Freiman	President & Chief Executive Officer	$400,000		$250,000
Lisa U. Carr, M.D., Ph.D.	Senior Vice President & Chief Medical Officer	$281,875	(3)	$55,000
Craig Carlson	Vice President & Chief Financial Officer	$250,000	(4)	$—
David Levy, M.D.	Vice President, Clinical Development	$256,250		$37,500
Karl Trass	Vice President, Regulatory Affairs	$210,000		$58,500
Stephen Petti	Vice President, Product Development	$—		$62,500	(5)

(1)	Salary increase is effective as of September 1, 2006.

(2)	The determination of bonus amount for all officers was based on individual and overall Company performance in fiscal 2006.

(3)	Dr. Carr is on a part-time schedule. She will be paid 60% of her base salary or $169,125.

(4)	Mr. Carlson joined the Company on July 31, 2006. His base salary is unchanged from that announced when he joined the Company.

(5)	Mr. Petti resigned from the Company effective June 30, 2006.

Additionally, Mr. Freiman was awarded two options under the 2003 Equity Incentive Plan (the “Plan”), each for the purchase of 75,000 shares of common stock. One of these options will vest and become exercisable in equal monthly installments over four years, subject to a six-month cliff; the other will vest and become exercisable only upon the achievement of certain performance milestones established by the Compensation Committee.

The Compensation Committee also awarded options under the Plan for the purchase of 10,000 shares to each of Drs. Carr and Levy and 20,000 shares for Mr. Trass. The options will vest and become exercisable over four years, subject to a six-month cliff.

All of the options have an exercise price of $2.51 per share, the fair market value of the Company’s common stock on the date of grant as determined under the Plan.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 22, 2006

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Craig Carlson
Craig Carlson Chief Financial Officer